Exhibit 99.1

Commerce Union Bancshares, Inc. Reports Record Second Quarter

Reports Record Loans and Net Income

BRENTWOOD, Tenn.--(BUSINESS WIRE)--July 31, 2015--Commerce Union Bancshares, Inc. (Nasdaq – CUBN) announced today record results for its second quarter and six months ended June 30, 2015. Net income for the second quarter ended June 30, 2015 rose to a record $1.6 million and net loans increased to $566.6 million. Net income per fully diluted share was $0.22 for the second quarter of 2015.

The second quarter’s results for 2015 reflect the first reporting period for Commerce Union Bancshares, Inc. (Company) following the merger of Reliant Bank with Commerce Union Bank that was effective April 1, 2015. Prior to the merger date, the consolidated financial statements presented in the accompanying tables are those of Reliant Bank and do not include the operations of Commerce Union Bancshares, Inc. since the transaction was treated as a reverse merger for accounting and financial presentation purposes. As a result, the consolidated financial statements for 2014 are those of Reliant Bank and the results of operations for the first six months of 2015 include those of Reliant Bank for the first quarter of 2015 added to the combined results of the Commerce Union Bank, Reliant Bank and the Company for the second quarter of 2015. Investors may wish to review previous filings of Commerce Union Bancshares, Inc. with the Securities and Exchange Commission (SEC). Commerce Union Bancshares, Inc. filed a Form 10-K on March 31, 2015 that includes audited financial statements for the years ended December 31, 2014 and December 31, 2013. Those financial statements reflected the operations of its subsidiary, Commerce Union Bank. Commerce Union Bancshares, Inc. also filed a Form 8-K/A on June 15, 2015, that includes unaudited pro forma combined condensed financial statements of Commerce Union Bancshares, Inc. and Reliant Bank as of March 31, 2015.

“We’ve made solid progress since our merger was completed in growing loans, strengthening our asset quality and building our earnings base,” stated William R. DeBerry, Chairman and Chief Executive Officer. “Our merger team was instrumental in combining our operations so our customers could bank across our network on the first day of the merger. We believe our ability to deliver services across our markets was an important part of our continued growth during the second quarter. Our progress also benefited from the strong economy in the greater Nashville MSA as well as our expanded resources with seven full service offices and two loan production offices in middle Tennessee.

“Our merger team remains focused on improving our operating efficiencies. We recently signed an agreement to consolidate our data processing with a single vendor that will provide core processing, mobile banking and online banking support. These services are currently provided by two processors and we expect our conversion to a single processor in the fourth quarter will result in lower processing costs in 2016,” stated DeBerry.

Revenue and Earnings Rise in Second Quarter

Total interest income rose to $8.0 million for the second quarter ended June 30, 2015. The increase benefited from growth in earnings assets, including loans and securities available for sale, and higher net interest margin compared with prior quarters. Net interest margin on a tax equivalent basis rose to 4.01% in the second quarter of 2015 and benefited primarily from growth in the loan portfolio, an improved mix of earning assets, and a lower average cost of funds compared with prior periods.

Net interest income was a record $7.3 million and benefited from growth in earning assets and a decline in our cost of funds. Provision for loan losses was a credit of $500,000 for the second quarter of 2015. The credit in the provision was due to continued recoveries of previously charged-off loans, no charge-offs for the quarter, and an improvement in asset quality.

Noninterest income grew to $3.4 million due to growth in service charges on deposit accounts, growth in earnings on bank owned life insurance and record revenue from mortgage loans sold that were generated by the Company’s mortgage subsidiary. Under a joint venture arrangement for the mortgage subsidiary, the Company receives 30% of the income from the subsidiary once the noncontrolling member has recovered any previous losses incurred by the venture. The Company does not absorb any losses incurred by the venture. Expenses related to the mortgage subsidiary are included in noninterest expenses and the noncontrolling portion of the income or loss of the mortgage subsidiary is reflected in the “noncontrolling interest in net loss of the subsidiary” on the Consolidated Statement of Operations. For the second quarter of 2015, this loss totaled $32,000 and was significantly reduced from prior quarters due to increased gains on sale of mortgage loans. The Company’s mortgage subsidiary operates mortgage loan offices in Tennessee, Kentucky, Florida, Maryland, Illinois and Ohio.

Noninterest expenses rose to $8.7 million in the second quarter of 2015. The increase in noninterest expenses included costs associated with transitioning to a public company filing with the SEC, the NASDAQ listing, and some remaining merger related expenses. They also reflected the combined operations of Commerce Union and Reliant Banks compared with only Reliant Bank in prior periods. As previously noted, data processing costs for the second quarter of 2015 include the expenses associated with two core processors. The Company expects to incur dual data processing costs until the core processing is consolidated with a single vendor in the fourth quarter of 2015.

“The increase in noninterest expenses was expected and we anticipate improved cost efficiencies as non-core costs diminish and core costs stabilize,” stated DeVan Ard, President of Commerce Union Bank. “We have a very competent merger team that continues to focus on our combined operating efficiencies and we expect to show improved leverage of our noninterest costs as we progress through this year. As a result, we expect our efficiency ratio to improve.”

Net income rose to $1.6 million and benefited from growth in revenues and lower costs associated with problem assets, offset partially by higher noninterest expenses. Net income per fully diluted share was $0.22 for the second quarter of 2015. Earnings per share are not comparable to prior periods since they include only the earnings and shares outstanding associated with Reliant Bank prior to the merger.

Second Quarter Asset Growth

Net loans rose to $566.6 million at June 30, 2015.

“We experienced solid growth in loans across our markets,” continued Ard. “We believe the addition of full service offices across our market as a result of the merger will also increase our ability to grow loans from our diverse market profile.”

Mortgage loans held for sale rose to $41.7 million at June 30, 2015, reflecting the strong demand for residential real estate in the Company’s markets and the contribution from new mortgage loan officers.

Cash surrender value of life insurance contracts grew to $19.8 million reflecting the purchase of additional bank owned life insurance and earnings on the contracts.

Deposits totaled $602.5 million and represented 106% of net loans at June 30, 2015. Non-interest bearing deposits grew to 16% of total deposits reflecting the continued effort in acquiring low-cost core deposits.

Stockholders’ equity rose to $91.9 million. Tangible book value per share grew to $11.08 at June 30, 2015. The growth in stockholders’ equity benefited from earnings growth, offset partially by a decrease in other comprehensive income due to a decline in market value of investment securities available for sale.

Improved Asset Quality

“Commerce Union’s asset quality remains very high as evidenced by our low ratio of nonperforming assets to total loans which was 0.94% as of June 30, 2015,” continued Ard. “We continue to make progress in reducing nonperforming assets and other real estate owned compared with prior periods.”

The allowance for loan losses was 1.29% of gross loans at June 30, 2015, 174% of nonaccrual loans plus loans 90 days past due and still accruing and 138% of nonperforming assets. Nonaccrual loans declined to 0.71% of gross loans plus other real estate owned (OREO). Loans 90 days past due and accruing were 0.03% of gross loans and OREO, and OREO declined to only 0.14% of total assets. The Company experienced no charge-offs in the second quarter. Loans classified as Trouble Debt Restructuring (TDRs) declined to 0.50% of total loans, for the second quarter of 2015. TDRs for the second quarter of 2015 included $1.1 million of TDRs on a nonaccrual basis and $1.8 million of TDRs that were accruing interest.

Strong Capital Position

“Commerce Union Bancshares, Inc. has a very strong capital base as highlighted by our Tier 1 leverage ratio of 10.54% and our Tier 1 capital ratio of 13.24% at June 30, 2015,” stated Ard. “These ratios are significantly above the ratios of a “well-capitalized institution,” the highest regulatory rating. We expect that our solid capital base will be important as we grow loans and seek bank acquisitions in the Nashville MSA. We believe we are positioned well to leverage our capital to build future shareholder value,” concluded DeBerry.

About Commerce Union Bancshares, Inc. and Commerce Union Bank

Commerce Union Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers located in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee. Commerce Union Bancshares Inc.’s stock is traded on The Nasdaq Stock Market under the symbol “CUBN.” For additional information, locations and hours of operation, please visit www.commerceunionbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the joint Form S-4 and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

COMMERCE UNION BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2015 (UNAUDITED) AND DECEMBER 31, 2014
(Dollar amounts in thousands except per share amounts)

	June 30,	December 31,
	2015	2014
ASSETS

Cash and due from banks	$21,638	$10,747
Federal funds sold	326	400
Total cash and cash equivalents	21,964	11,147
Securities held to maturity (fair value of $22,655 at December 31, 2014)	-	22,959
Securities available for sale	112,039	54,286
Loans, net	566,622	309,497
Mortgage loans held for sale	41,715	26,640
Accrued interest receivable	2,670	1,386
Leasehold improvements and equipment, net	8,973	3,353
Restricted equity securities, at cost	5,326	3,263
Other real estate, net	1,094	1,204
Cash surrender value of life insurance contracts	19,752	11,355
Deferred tax assets, net	2,411	1,763
Goodwill	11,404	773
Core deposit intangibles	2,117	337
Other assets	2,843	1,768

TOTAL ASSETS	$798,930	$449,731

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Demand	$97,489	$45,800
Interest-bearing demand	103,692	51,414
Savings and money market deposit accounts	171,138	106,874
Time, $250,000 or less	136,995	115,885
Time, over $250,000	93,189	14,392
Total deposits	602,503	334,365

Accrued interest payable	112	79
Federal Home Loan Bank advances	102,854	63,500
Federal funds purchased	-	6,651
Other liabilities	1,608	1,620

TOTAL LIABILITIES	707,077	406,215

STOCKHOLDERS’ EQUITY

Common stock, $1 par value; 10,000,000 shares authorized; 7,070,821 and 3,910,191 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	7,071	3,910
Additional paid-in capital	82,952	38,955
Retained earnings	3,115	901
Accumulated other comprehensive loss	(1,285)	(250)

TOTAL STOCKHOLDERS’ EQUITY	91,853	43,516

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$798,930	$449,731

See accompanying notes to consolidated financial statements

COMMERCE UNION BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014
(Dollar amounts in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014

INTEREST INCOME
Interest and fees on loans	$7,454	$3,675	$11,490	$7,180
Interest on investment securities	517	406	902	836
Federal funds sold and other	67	45	119	84

TOTAL INTEREST INCOME	8,038	4,126	12,511	8,100

INTEREST EXPENSE
Deposits
Demand	57	42	79	88
Savings and money market deposit accounts	124	83	189	170
Time	393	192	617	370
Federal Home Loan Bank advances and other	169	85	262	173

TOTAL INTEREST EXPENSE	743	402	1,147	801

NET INTEREST INCOME	7,295	3,724	11,364	7,299

PROVISION FOR LOAN LOSSES	(500)	(250)	(500)	(750)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,795	3,974	11,864	8,049

NONINTEREST INCOME
Service charges on deposit accounts	265	149	412	279
Gains on mortgage loans sold, net	2,756	341	4,533	610
Gain (loss) on securities transactions, net	-	40	(396)	106
Loss on sales of other real estate	-	-	-	(8)
Other	360	107	466	194

TOTAL NONINTEREST INCOME	3,381	637	5,015	1,181

NONINTEREST EXPENSES
Salaries and employee benefits	5,075	2,210	7,914	4,078
Occupancy	906	647	1,606	1,269
Data processing	546	347	954	646
Advertising and public relations	289	96	498	170
Audit, legal and consulting	520	81	744	178
Federal deposit insurance	113	61	183	121
Provision for losses on other real estate	90	32	110	32
Other operating	1,165	136	1,673	408

TOTAL NONINTEREST EXPENSES	8,704	3,610	13,682	6,902

INCOME BEFORE PROVISION FOR INCOME TAXES	2,472	1,001	3,197	2,328

INCOME TAX EXPENSE	902	500	1,086	1,064

CONSOLIDATED NET INCOME	1,570	501	2,111	1,264

NONCONTROLLING INTEREST IN NET LOSS OF SUBSIDIARY	32	489	103	800

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$1,602	$990	$2,214	$2,064

Basic net income per common share	$0.23	$0.25	$0.40	$0.52
Diluted net income per common share	$0.22	$0.24	$0.39	$0.51

See accompanying notes to consolidated financial statements

CONTACT:
Commerce Union Bank
DeVan Ard, 615-221-2020
President and Chief Executive Officer
or
Commerce Union Bancshares, Inc.
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer